EXHIBIT 5


                         January 21, 1999



Broad National Bancorporation
905 Broad Street
Newark, New Jersey 07102

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") of Broad National Bancorporation, a New Jersey corporation (the "Company"), to be filed with the Securities and Exchange Commission on or about January 21, 1999, for the purpose of registering under the Securities Act of 1933, as amended, 100,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of the Company proposed to be issued pursuant to the Broad National Bank Capital Accumulation Plan.

          We have examined the Company's Restated Certificate of Incorporation, as amended, the Bylaws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors, compensation and other committees of the Board of Directors and stockholders of the Company, together with such other corporate records, certificates of public officials and other documents as we have deemed relevant to this opinion.

          Based upon the foregoing, it is our opinion that:

          1.   The Company is a corporation duly
     incorporated, validly existing and in good standing under the laws of the State of New Jersey.

          2. All necessary corporate action has been taken to authorize the issuance of the aforesaid 100,000 shares of Common Stock and all such shares as shall be issued and paid for as described in the Registration Statement shall be, when so issued, legally issued, fully paid and nonassessable.

          We hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement. We also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                              Very truly yours,

                              Stinson, Mag & Fizzell, P.C.